UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2011

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-171317	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 10, 2011, Kensey Nash Corporation (the “Company”) entered into a new employment agreement (the “New Employment Agreement”) with Michael Celano, Chief Financial Officer of the Company. Except as described below, the provisions of the New Employment Agreement are substantially identical to the provisions included within the previous employment agreement entered into by the Company with Mr. Celano on March 9, 2009 and which expired on March 10, 2011 (the “Previous Employment Agreement”). The New Employment Agreement is effective March 10, 2011 and will expire on March 10, 2013 (subject to renewal by the Company) if the executive remains employed by the Company.

The most significant modification in the New Employment Agreement from the Previous Employment Agreement is the elimination of Mr. Celano’s entitlement, in connection with his termination or otherwise, to receive excise tax gross-up payments in the event that excise taxes are imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any other similar tax.

The New Employment Agreement provides for (a) a minimum annual base salary (the greater of $260,000 or his most recent per annum base salary), subject to annual increases as determined by the Board of Directors of the Company (the “Board”), (b) an annual bonus (not to exceed 75%, with a target established at 50%, of the executive’s base salary for the applicable performance period) payable at the discretion of the Board, (c) restricted stock, stock options and other equity-based awards in accordance with the applicable Company incentive compensation plan, in the Board’s discretion, and (d) the executive’s right, in certain cases, to receive specified consideration (including, in some cases, vesting of outstanding equity awards) upon termination of the executive’s employment with the Company. The New Employment Agreement restricts Mr. Celano from competing with the Company during the term of the agreement and for 12 months after termination of his employment with the Company.

In the event that the employment of Mr. Celano is terminated by the Company without “Cause” prior to a “Change in Control” during the employment term, he will be entitled to receive, among other things, severance pay equal to the greater of (i) any amount of base salary remaining until the expiration of the original two-year employment term and a payment equal to one “Estimated Bonus” (equal to the average of the value of cash bonuses and restricted stock received by him for each of the last two fiscal years) for each year of the original two-year employment term for which he has not yet received a bonus, or (ii) 12 months worth of his base salary and a payment equal to one Estimated Bonus, and all unvested stock options and restricted stock held by him will immediately become vested, and the stock options will remain exercisable for one year (or until the end of the option term, if earlier).

If, following a “Change in Control,” the Company terminates Mr. Celano’s employment with the Company, other than for “Cause” or Mr. Celano resigns his employment with the Company for “Good Reason” during the employment term, he will be entitled to receive, among other things, severance pay equal to the greater of (i) the amount he would receive upon termination as described in the immediately preceding paragraph, or (ii) the sum of (x) one and one-half times his regular base salary or one and one-half times his most recent per annum base salary, whichever is greater, and (y) a payment in an amount equal to one and one-half times an Estimated Bonus. Following a “Change in Control,” all unvested options and restricted stock granted to Mr. Celano will immediately become vested, and the stock options will remain exercisable for one year (or until the end of the option term, if earlier).

The foregoing description of the New Employment Agreement is not complete and in all respects qualified in its entirety by the actual provisions of the New Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Kensey Nash Corporation and Michael Celano, Chief Financial Officer, dated as of March 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann
Joseph W. Kaufmann
Chief Executive Officer

Dated: March 15, 2011

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